Exhibit 10.8

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

Amendment No. 1 to EXECUTIVE EMPLOYMENT AGREEMENT, dated as of July 9, 2024 (this “Amendment”), by and between Signing Day Sports, Inc., a Delaware corporation (the “Company”), and Jeffry Hecklinski, an individual (“Executive”). Each of the Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively, as the “Parties.”

RECITALS

A. The Parties have entered into that certain Executive Employment Agreement, dated as of April 9, 2024, between the Company and Executive (the “Existing Agreement”).

B. The Parties desire to amend the Existing Agreement to amend certain provisions on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.  Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2. Amendment to the Existing Agreement. As of the Amendment Date (as defined in Section 3), the Existing Agreement is hereby amended as follows:

Schedule 3 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“Schedule 3

Severance

Notwithstanding anything to the contrary herein, if during the employment, the Company terminates this Agreement without cause or upon a Change of Control (as defined below), the Company shall pay to Executive the following sums (less applicable payroll deductions and taxes) in cash in the amount of one-half of the Base Salary in effect on the date of such termination payable in six (6) monthly installments. The payment of severance as required by this Schedule 3 may be conditioned by the Company on the delivery by Executive of a release of any and all claims that Executive may have against the Company which release shall be in form and substance satisfactory to the Company.

For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, during the employment, any of the following occurs (through one or a series of related transactions): (a) the sale, disposition or transfer to an unrelated third party of all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries, (b) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiaries on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (c) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiaries with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (d) the liquidation or dissolution of the Company or its consolidated subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.”

3.   Date of Effectiveness; Limited Effect. This Amendment will become effective as of the date first written above (the “Amendment Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement, will mean and be a reference to the Existing Agreement as amended by this Amendment.

4.   Miscellaneous. Each Party hereby represents and warrants to the other Party that:

(a) This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

COMPANY:

Signing Day Sports, Inc.

By:	/s/ Daniel D. Nelson
Name:	Daniel D. Nelson
Title:	Chief Executive Officer

Address:	8355 East Hartford Drive, Suite 100,

Scottsdale, AZ 85255

EXECUTIVE:

Jeffry Hecklinski

Jeffry Hecklinski

Address:	12541 W Calle De Sol

Peoria, AZ 85383